Exhibit 16.1

April 9, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated April 9, 2025, of Tortoise Energy Infrastructure Corporation and are in agreement with the statements contained in paragraphs 1, 2, 3 and 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP